UNITED STATES

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SCHEDULE 14A

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Accenture Schedules Shareholder Meetings for Aug. 5 to Vote on Proposed Change in

Place of Incorporation

NEW YORK; June 24, 2009 — Accenture (NYSE: ACN) will hold meetings of its shareholders on Wednesday, Aug. 5, 2009 in connection with the company’s proposal to change its place of incorporation to Ireland from Bermuda. Accenture’s shareholders will be asked to vote on the proposal, in person or by proxy, at the shareholder meetings, which will be held at Accenture’s New York office, located at 1345 Avenue of the Americas, 6th floor, in New York.

Accenture filed with the U.S. Securities and Exchange Commission (SEC) today a definitive proxy statement for the shareholder meetings. The company expects to mail the proxy statement on or about June 26 to all Accenture shareholders as of June 19, 2009, the record date for the shareholder meetings. At the meetings, shareholders will vote on the proposals contained in the proxy statement. Additional information about the proposed change in the company’s place of incorporation, including associated benefits and risks, is set forth in the definitive proxy statement.

This communication is being made in respect of the proposed transaction. Shareholders are urged to read the proxy statement when it becomes available because it will contain important information. The proxy statement will be, and other documents filed or to be filed by Accenture with the SEC are or will be, available free of charge at the SEC’s website (www.sec.gov) and at Accenture’s website (www.accenture.com).

Accenture and its directors and executive officers and other persons may be deemed participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of the Accenture shareholders in connection with the transaction will be set forth in the proxy statement when it is filed with the SEC. Information about Accenture’s directors and executive officers can be found in the definitive proxy statement filed on Dec. 19, 2008. Free copies of these documents can be obtained from Accenture on its website at www.accenture.com.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. With approximately 180,000 people serving clients in over 120 countries, the company generated net revenues of US$23.39 billion for the fiscal year ended Aug. 31, 2008. Its home page is www.accenture.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: Accenture might not pursue the transaction; Accenture will not be able to complete the transaction in the time period anticipated, or at all, which is dependent on actions by certain third-party government agencies; the transaction might not achieve the anticipated benefits for Accenture; our results of operations could be adversely affected by economic and political conditions and the effects of these conditions on our clients’ businesses and levels of business activity; our results of operations could be negatively affected if we cannot expand and develop our services and solutions in response to changes in technology and client demand; the consulting, systems integration and technology and outsourcing markets are highly competitive and we might not be able to compete effectively; our work with government clients exposes us to additional risks in the government contracting environment; clients may not be satisfied with our services; liabilities could arise if our subcontractors or other third parties cannot deliver their project contributions on time or at all; our results of operations could be adversely affected if our clients terminate their contracts with us on short notice; our outsourcing services subject us to operational and financial risk; our results of operations may be adversely affected by the type and level of technology spending by our clients; our profitability may suffer if we are not able to maintain favorable pricing rates and utilization rates, if we cannot control our costs, or if we cannot anticipate the cost and complexity of performing our work; our business could be negatively affected by legal liability that results from our providing solutions or services; our global operations are subject to complex risks, some of which might be beyond our control; our growth and our ability to compete may be adversely affected if we cannot attract, retain and motivate our employees or efficiently utilize their skills; our business may be adversely affected if we cannot manage the organizational challenges associated with the size and expansion of our company; consolidation in the industries that we serve could adversely affect our business; our ability to attract and retain business may depend on our reputation in the marketplace; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K, our quarterly report on Form 10-Q for the period ended Feb. 28, 2009, and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

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Contact:

Roxanne Taylor

Accenture

+1 (917) 452-5106

roxanne.taylor@accenture.com